EX-99.i

August 14, 2026

Nomura ETF Trust

100 Independence

610 Market Street

Philadelphia, Pennsylvania 19106

Re:	Opinion of Counsel regarding Post-Effective Amendment No. 27 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File No. 333-273398)

Ladies and Gentlemen:

We have acted as counsel to Nomura ETF Trust (the “Trust”), a Delaware statutory trust, in connection with the above-referenced registration statement (as amended, the “Registration Statement”), which relates to the Trust’s units of beneficial interest, with no par value per share (collectively, the “Shares”), of the Nomura High Yield Total Return ETF, a portfolio of the Trust (the “Fund”). This opinion is being delivered to you in connection with the Trust’s filing of Post-Effective Amendment No. 27 to the Registration Statement (the “Amendment”) with the U.S. Securities and Exchange Commission pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “1933 Act”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, copies of the following documents:

(a)	a certificate of the State of Delaware certifying that the Trust is validly existing under the laws of the State of Delaware;

(b)	the Trust’s Amended and Restated Agreement and Declaration of Trust dated December 1, 2025 (the “Declaration of Trust”), and Amended and Restated By-Laws dated December 1, 2025 (the “By-Laws”);

Morgan, Lewis & Bockius llp

2222 Market Street
Philadelphia, PA 19103-3007	+1.215.963.5000
United States	+1.215.963.5001

(c)	a certificate executed by Catherine A. DiValentino, the Vice President, General Counsel and Secretary of the Trust, certifying as to, and attaching copies of, the Declaration of Trust and By-Laws and certain resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares of the Fund; and

(d)	a printer’s proof of the Amendment.

In our capacity as counsel to the Trust, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers and representatives of the Trust. We have assumed that the Amendment, as filed with the U.S. Securities and Exchange Commission, will be in substantially the form of the printer’s proof referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the terms of purchase described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP